Exhibit 16(d)(iv)

EXECUTION VERSION

Limited Guarantee

This Limited Guarantee, dated as of June 21, 2024 (this “Limited Guarantee”), is made by Altaris Health Partners V, L.P., a Delaware limited partnership (the “Guarantor”), in favor of Sharecare, Inc., a Delaware corporation (the “Guaranteed Party”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement (as defined below).

1.            Limited Guarantee.

(a)            To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among the Guaranteed Party, Impact Acquiror Inc., a Delaware corporation (“Parent”), Impact Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), the Guarantor, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees, subject to the limitations contained herein and in Section 8.2(a), 8.2(d) and 8.2(e) of the Merger Agreement, the due, punctual and complete payment of (x) any monetary damages payable by Parent, Merger Sub or any of their Affiliates to the Company following a termination of the Merger Agreement in accordance with its terms, solely to the extent (i) a court of competent jurisdiction shall have entered a final and non-appealable judgment that such monetary damages are due and payable by Parent, Merger Sub or any of their Affiliates to the Company in accordance with Section 8.2(a) of the Merger Agreement or (ii) a written agreement signed by the Guaranteed Party and the Guarantor pursuant to which the Guarantor expressly agrees to pay an amount in damages and/or costs and expenses to the Guaranteed Party, and (y) payment obligations of Parent and Merger Sub solely with respect to the amounts required to be paid by Parent or Merger Sub to the Company for reimbursement under Section 6.10 with respect to the Proxy Statement and indemnification or reimbursement under the last sentence of Section 6.17(b) of the Merger Agreement, in the case of the foregoing clauses (x) and (y), in a maximum aggregate amount equal to $45,000,000 (the “Maximum Amount”) (collectively, the “Obligation”). If Parent or Merger Sub fails to pay and discharge all or any portion of the Obligation when due and payable pursuant to the Merger Agreement, upon the Guaranteed Party’s demand, the Guarantor shall immediately pay, or cause to be paid, to the Guaranteed Party the Obligation. The Guaranteed Party may not be entitled to receive payment in respect of monetary damages from the Guarantor (for the avoidance of doubt, excluding any payment in respect of Section 6.10 and Section 6.17(b) of the Merger Agreement) under or in respect of this Limited Guarantee unless and until the Merger Agreement has been validly terminated in accordance with Section 8.1 thereof; provided that Guarantor expressly acknowledges and agrees that the Guaranteed Party’s election to pursue an injunction, specific performance or other equitable relief prior to the termination of this Agreement shall not restrict, impair or otherwise limit the Guaranteed Party from seeking in the alternative from the Chosen Court monetary damages up to the Maximum Amount. For the avoidance of doubt, in no event shall the Guarantor be obligated to pay or contribute (as applicable) any amount in respect of both the Obligation and the Commitment (as defined in the Equity Commitment Letter).

(b)            The parties hereto agree that this Limited Guarantee may not be enforced without giving effect to the limitations set forth in Section 1 (including, without limitation, the Maximum Amount and limitations set forth in Section 8.2(a), 8.2(d) and 8.2(e) of the Merger Agreement). The Guaranteed Party agrees, on behalf of itself and its controlled Affiliates that none of them shall assert any claim of any kind, directly or indirectly, in any Proceeding, that the Guarantor is liable hereunder for the Obligation in an aggregate amount in excess of the Maximum Amount. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

2.            Nature of Guarantee. The obligations of the Guarantor are irrevocable. The Guaranteed Party shall not be obligated to file any claim relating to the Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. This Limited Guarantee is an unconditional guarantee of payment in accordance with Section 1 hereof and not of collection, and a separate proceeding or proceedings may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee, irrespective of whether any proceeding is brought against Parent, Merger Sub or the Guarantor or whether Parent, Merger Sub or the Guarantor are joined in any such proceeding or proceedings. In the event that any payment to the Guaranteed Party in respect of the Obligation is rescinded or must otherwise be returned to the Guarantor for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligation (subject to the terms and conditions hereof) as if such payment had not been made. Subject to the other provisions of this Limited Guarantee, the Guaranteed Party hereby agrees that the Guarantor may assert, as a defense to, or release or discharge of, such payment by the Guarantor under this Limited Guarantee, against an affirmative claim by the Guaranteed Party, or any of its Affiliates , or any other Person claiming by, through or on behalf of any of them, any claim, release, rights, remedies, set-offs and defenses that Parent or Merger Sub could assert with respect to the Obligation pursuant to the terms of the Merger Agreement (other than any such rights, remedies, set-offs and defenses arising out of, due to, or as a result of, the insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub).

3.            Changes in Obligations; Certain Waivers.

(a)            The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, enter into any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the Merger Agreement or the Equity Commitment Letter or of any agreement between the Guaranteed Party and Parent or Merger Sub or any Person interested in the transactions contemplated by the Merger Agreement without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder are absolute, unconditional and irrevocable, subject to the limitations contained in this Limited Guarantee, and shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub, the Guarantor or any other Person with respect to the Obligation; (ii) any change in the time, place or manner of payment of the Obligation or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement, the Equity Commitment Letter or any Rollover Agreements made in accordance with the terms thereof; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement or any of their respective assets or any other Person now or hereafter liable with respect to the Obligation; (iv) the adequacy or potential adequacy of any other means the Guaranteed Party may have of obtaining payment of the Obligation; (v) any change in the corporate or legal existence, structure or direct or indirect ownership of Parent, Merger Sub or the Guarantor or any other Person interested in the transactions contemplated by the Merger Agreement; (vi) the addition, substitution or release of any Person now or hereafter liable with respect to the Obligation or otherwise interested in the transactions contemplated by the Merger Agreement; or (vii) the value, genuineness, validity, regularity, illegality or enforceability of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with the Obligation. To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor hereby expressly waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligation, presentment, demand for payment, notice of non-performance and default, including notice of the Obligation incurred and all notices of any kind (except for notices to be provided pursuant to this Limited Guarantee or to Parent or Merger Sub and their counsel in accordance with the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other Person interested in the transactions contemplated by this Limited Guarantee or the Merger Agreement and all suretyship defenses generally, other than defenses to the payment of the Obligations that are available to Parent, Merger Sub or the Guarantor under the Merger Agreement. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent that Parent and Merger Sub are relieved of any portion of the Obligation under the Merger Agreement by the actual satisfaction or waiver thereof on the terms and subject to the conditions set forth in the Merger Agreement, the Guarantor shall be following such actual satisfaction or waiver similarly relieved of such Obligation to such extent under this Limited Guarantee. Notwithstanding anything to the contrary contained herein, any payment actually made by or on behalf of Parent or Merger Sub to the Guaranteed Party with respect to the Obligation shall reduce the total Obligation of the Guarantor under this Limited Guarantee dollar for dollar.

(b)            The Guaranteed Party hereby covenants and agrees that it shall not institute or assert, and shall cause its controlled Affiliates not to institute or assert, any proceeding or bring any claim of any kind whatsoever in any Proceeding, whether at law or in equity, and whether sounding in contract, tort, statute or otherwise (including, without limitation, any Claim (as defined in Section 9)) arising under or in connection with this Limited Guarantee, the Equity Commitment Letter or the Merger Agreement or the transactions contemplated hereby or thereby against the Guarantor or any of its Non-Parties, except for claims (i) by the Guaranteed Party against the Guarantor under and pursuant to this Limited Guarantee (as limited by its terms, including, without limitation, the provisions of Section 1), (ii) by the Guaranteed Party as a third-party beneficiary of the Equity Commitment Letter pursuant to and upon the terms and conditions set forth therein and in Section 9.5(b) and 9.5(c) of the Merger Agreement, (iii) by the Guaranteed Party against Parent or Merger Sub under and pursuant to the Merger Agreement, (v) by the Guaranteed Party pursuant to the terms and subject to the conditions of the Confidentiality Agreement or (v) by the Guaranteed Party as a third-party beneficiary of any Rollover Agreement pursuant to and upon the terms and conditions set forth therein (the claims referred to in the foregoing clauses (i)-(v) of this Section 3(b), collectively, the “Permitted Claims”).

(c)            Except as expressly set forth herein, the Guarantor hereby unconditionally and irrevocably waives, and agrees not to exercise, any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance or enforcement of the Guarantor’s Obligation under or in respect of this Limited Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligation shall have been paid to the Guaranteed Party in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time and from time to time pursuant to this Limited Guarantee at any time prior to the payment in full of the Obligation, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligation, whether matured or unmatured, or to be held as collateral for the Obligation thereafter existing.

4.            Effect on Certain Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder except as explicitly set forth herein (including, without limitation, Section 9 hereof). Subject to the terms, conditions and limitations hereof and of the Merger Agreement and the Equity Commitment Letter, (i) each and every right, remedy and power hereby granted to the Guaranteed Party or allowed to it by applicable Law shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time and (ii) the Guaranteed Party shall not have any obligation to proceed at any time or in any manner against or exhaust any or all of the Guaranteed Party’s rights against Parent or Merger Sub or any other Person liable for any portion of the Obligation prior to proceeding against any Guarantor hereunder.

5.            Representations and Warranties. The Guarantor hereby represents and warrants to the Guaranteed Party that:

(a)            the Guarantor is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and the Guarantor has all requisite organizational power and authority to execute, deliver and perform this Limited Guarantee;

(b)            the execution, delivery and performance of this Limited Guarantee have been duly and validly authorized by all necessary action and do not contravene any provision of the Guarantor’s partnership agreement or similar organizational documents or any applicable Law or contractual restriction binding on such Guarantor or its assets that would prevent Guarantor from performing its obligations under this Limited Guarantee;

(c)            all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guarantee by such Guarantor;

(d)            this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception; and

(e)            the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for such Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6.            Assignment. This Limited Guarantee may not be assigned, transferred or delegated (including, without limitation, by operation of Law) by the Guaranteed Party without the prior written consent of the Guarantor, or by the Guarantor without the prior written consent of the Guaranteed Party; provided that the Guarantor may assign all or any portion of its obligations with respect to the Obligation under this Limited Guarantee to any equity co-investor and/or any of its Affiliates and affiliated funds, if applicable without the prior written consent of the Guaranteed Party; provided, however, that (a) all representations, warranties and covenants herein shall be deemed to be those of the assigning Guarantor and such assignee, (b) no such assignment shall relieve the Guarantor of any portion of its obligations hereunder, (c) such assignment would not reasonably be expected result in any material delay in satisfying, or increase the risk of not satisfying, the conditions to the Closing set forth in the Merger Agreement or otherwise impede the consummation of the transactions contemplated by the Merger Agreement in any way, (d) the assignee is capable of performing its obligations under this Agreement, including having the financial capacity necessary to fund the Obligation (or portion thereof that is being assigned) and (e) no such assignment shall be permitted (i) in violation of applicable Law or (ii) that would (x) require any additional regulatory consent to be obtained by the Guarantor, Parent or Merger Sub or the Company (the “Transaction Parties”); or (y) cause any statement made or information provided to a regulatory authority prior to such assignment to become materially untrue or misleading (other than any statement made or information provided related solely to the identity of the Guarantor). Any attempted assignment in violation of this Section 6 shall be null and void and of no force or effect.

7.            Notices. All notices and other communications under this Limited Guarantee shall be given by the means specified in the Merger Agreement, mutatis mutandis (and shall be deemed given as specified therein), as follows:

If to the Guaranteed Party, to:

Sharecare, Inc.

255 East Paces Ferry Road NE, Suite 700

Atlanta, Georgia 30305

Attention: Carrie Ratliff, Chief Legal Officer

Email: legal@sharecare.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Mark Gordon; Meng Lu
Email: MGordon@wlrk.com; MLu@wlrk.com

If to the Guarantor, to:

Altaris Health Partners V, L.P.
c/o Altaris, LLC
10 E. 53rd Street, 31st Floor
New York, NY 10022
Attention: Nicholas Fulco

Email: nicholas.fulco@altariscap.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Attention: David B. Feirstein, P.C.; William N. Lay

Email: david.feirstein@kirkland.com; william.lay@kirkland.com

8.            Continuing Guarantee; Termination. Unless terminated pursuant to this Section 8, this Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and permitted assigns until all of the Obligation has been indefeasibly paid in full(subject to the limitation in Section 1). Notwithstanding the foregoing or anything to the contrary expressed in or implied by this Limited Guarantee or otherwise, this Limited Guarantee shall terminate automatically and immediately (other than this Section 8, Sections 9 through 17 and Section 18, all of which shall survive the termination of this Limited Guarantee) and the Guarantor shall have no further liability or obligation under or with respect to this Limited Guarantee as of the earliest to occur of (a) the consummation of the Closing and the payment of all amounts required to be paid by Parent under the Merger Agreement at or prior to the Closing, (b) ninety (90) days following the date the Merger Agreement is validly terminated in accordance with its terms (the date of such ninety (90) day anniversary, the “Final Date”), unless the Guaranteed Party commences any Proceeding for payment against the Guarantor in a Chosen Court prior to the Final Date, in which case this Limited Guarantee shall terminate immediately and with no further liability or obligations of the Guarantor upon the final resolution of such Proceeding and the indefeasible payment to the Guaranteed Party of all amounts (if any) finally determined (and not subject to any appeal) by the Chosen Court or agreed in writing by the parties hereto to be owing thereunder by or on behalf of the Guarantor, (c) the payment and performance in full of all of the Obligation, and (d) at the Guarantor’s election, at any time when the Guaranteed Party or any of its controlled Affiliates asserts a claim in any Proceeding (i) that the provisions of Section 1 with respect to the Maximum Amount or the provisions of this Section 8 or Section 9 are illegal, invalid or unenforceable in whole or in part, (ii) that the Guarantor is liable hereunder in excess of the Obligation or that the Guarantor or any of its Non-Parties are collectively liable hereunder in excess of the Maximum Amount or (iii) against the Guarantor or any of its Non-Parties asserting a theory of liability against the Guarantor or any of its Non-Parties with respect to this Limited Guarantee, the Equity Commitment Letter or the Merger Agreement, in each case, except for Permitted Claims. In the event of a termination by the Guarantor pursuant to the above clause (d), then (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (y) if the Guarantor shall have previously made any payments under this Limited Guarantee, it shall be entitled to recover and retain any and all such payments and (z) none of the Guarantor, Parent, Merger Sub or any of their respective Non-Parties shall have any liability to the Guaranteed Party, its equityholders or any of their respective Representatives under this Limited Guarantee or the Merger Agreement (or any of the transactions contemplated hereby or thereby).

9.            No Recourse. Without limiting the payment and other obligations of the Guarantor hereunder, the Guaranteed Party acknowledges, on behalf of itself and each of its Affiliates, that Parent does not have any assets other than its rights under (x) the Merger Agreement, (y) this Limited Guarantee and (z) the Equity Commitment Letter unless and until Closing occurs, and that no funds are expected to be contributed to Parent unless and until the Closing occurs and that, except for its rights under (I) Section 6 of the Equity Commitment Letter (and subject to all of the terms, conditions and limitations therein) and (II) under Section 9.5(b) of the Merger Agreement (and subject to Section 9.5(c) of the Merger Agreement), the Guaranteed Party shall not have any right to cause any assets to be contributed to Parent by the Guarantor, any Affiliate thereof or any other Person, except as is required to comply with Parent’s or Merger Sub’s reimbursement obligations pursuant to Section 6.10 or Section 6.17(b) of the Merger Agreement prior to the Closing. The Guaranteed Party acknowledges, covenants and agrees, on behalf of itself and each of its Affiliates, that all claims, obligations, liabilities, causes of action, actions or other Proceedings (in each case, whether at law or in equity, and whether sounding in contract, tort, statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Limited Guarantee, or the negotiation, execution, performance, or breach (whether willful, intentional, unintentional or otherwise) of this Limited Guarantee, including, without limitation, any representation or warranty made or alleged to be made in, in connection with, or as an inducement to, this Limited Guarantee (each of such above-described legal, equitable or other theories or sources of liability, a “Claim”) may be made or asserted only against (and are expressly limited to) the Guarantor as expressly identified in the preamble to and signature page(s) of this Limited Guarantee (as limited by its terms, including, without limitation, the provisions of Section 1) or its permitted assigns; provided, however, that in the event the Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgement or assessment, by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law against such continuing or surviving entity or such Person, as the case may be, but only to the extent of the liability of the Guarantor hereunder (and subject to the limitations and conditions herein). Except as set forth in the previous sentence, other than the Guarantor, no Person (including, without limitation, any of the Non-Parties of the Guarantor) shall have any liability or obligation whatsoever for, in respect of, based upon or arising out of or relating to any Claims. Notwithstanding anything to the contrary, nothing in this Section 9 or otherwise shall limit in any way the rights of the Guaranteed Party to assert or obtain damages or any other remedy in respect of, arising under, or relating in any manner to a Permitted Claim.

10.          Governing Law; Jurisdiction; Waiver of Jury Trial. This Limited Guarantee, and any action (whether at Law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Limited Guarantee or any transaction contemplated hereby, or the negotiation, execution or performance hereof, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto (a) expressly submits to the personal jurisdiction and venue of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”), in the event any dispute between the parties hereto (whether in contract, tort or otherwise) arises out of this Limited Guarantee or the transactions contemplated hereby, (b) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (c) agrees that it shall not bring any claim, action or proceeding against any other party hereto relating to this Limited Guarantee or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 7, such service to become effective ten (10) days after such mailing. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11.          Entire Agreement. This Limited Guarantee (including the Schedule hereto and the documents and instruments referred to herein), together with the Equity Commitment Letter, the Confidentiality Agreement and the Merger Agreement, constitute the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Limited Guarantee or any of the foregoing.

12.          Amendments. This Limited Guarantee may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

13.          Extension; Waiver. To the extent legally allowed, the Guaranteed Party may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the Guarantor contained herein or in any document delivered pursuant hereto and (c) waive compliance by the Guarantor with any of the agreements or conditions contained herein. To the extent legally allowed, the Guarantor may (i) extend the time for performance of any of the obligations or other acts of the Guaranteed Party, (ii) waive any inaccuracies in the representations and warranties of the Guaranteed Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the Guaranteed Party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any extension or waiver of the terms hereof shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The delay or failure of any party hereto to assert any of its rights under this Limited Guarantee or otherwise shall not constitute a waiver of such rights.

14.          Severability. Any term or provision (or part thereof) of this Limited Guarantee that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the parties hereto shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof). Notwithstanding the foregoing, this Limited Guarantee may not be enforced without giving full force and effect to the limitations set forth in Section 1, Section 8 and Section 9.

15.          Counterparts and Signature. This Limited Guarantee may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, one and the same agreement or document. A signed copy of this Limited Guarantee, with the same effect as if the signatures thereto and hereto were upon the same instrument, shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Limited Guarantee transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. The parties irrevocably and unreservedly agree that this Limited Guarantee may be executed by way of electronic signatures and the parties agree that this letter, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

16.            No Third Party Beneficiaries. The parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit in accordance with and subject to the terms of this Limited Guarantee. This Limited Guarantee is not intended to, and shall not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder; provided, however, that the Non-Parties of the Guarantor are intended third-party beneficiaries of Section 9, and any and all such Non-Parties may enforce such rights directly.

17.            Confidentiality. This Limited Guarantee shall be treated as strictly confidential and is being provided to the Guaranteed Party solely in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement and the Equity Commitment Letter) or otherwise distributed to any Person, except with the prior written consent of the Guarantor and the Guaranteed Party. Notwithstanding the foregoing, (a) this Section 17 shall not prevent the use of this Limited Guarantee in connection with any Proceeding to enforce the terms of this Limited Guarantee, (b) this Limited Guarantee may be provided to those of the Guarantor’s and the Guaranteed Party’s employees, agents, advisors and other representatives who have been directed to treat this Limited Guarantee as confidential on terms substantially identical to the terms contained in this Section 17, and (c) this Limited Guarantee may be disclosed by a party to the extent compelled by a Governmental Entity or required by Law or legal process or pursuant to the applicable rules of any national securities exchange or to the extent required in connection with any required securities or governmental filings relating to the transactions contemplated by the Merger Agreement.

18.            Certain Terms. As used herein, “Non-Parties” means, with respect to any Person, (i) any former, current, or future general or limited partners, equityholders, stockholders, directors, officers, employees, managers, members, Affiliates, assignees, agents and other representatives of (all above-described Persons in this subclause (i), collectively, “Affiliated Persons”) such Person, and (ii) any Affiliated Persons of such Affiliated Persons, in each case together with the respective successors, assigns, heirs, executors or administrators of the Persons in subclauses (i) and (ii); provided that none of the Guarantor, Parent, Merger Sub or any Investor (as defined in the Equity Commitment Letter), or any of their respective permitted assigns or Affiliated Persons, shall be a Non-Party of the Guarantor.

[Remainder of Page Intentionally Left Blank – Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Limited Guarantee as of the date first above written.

GUARANTOR:

ALTARIS HEALTH PARTNERS V, L.P.

By: AHP V GP, L.P., its general partner
By: Altaris Partners, LLC, its general partner

By:	/s/ George E. Aitken-Davies
Name:	George E. Aitken-Davies
Title:	Manager

GUARANTEED PARTY:

SHARECARE, INC.

By:	/s/ Justin Ferrero
Name:	Justin Ferrero
Title:	President and Chief Financial Officer